UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124977	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

At the Haynes International, Inc. (the “Company”) 2007 Annual Stockholders' Meeting held on February 20, 2007 (the “Annual Meeting”), a majority of the Company's stockholders voted not to approve the ratification and continuation of the Rights Agreement (the “Rights Agreement”) between the Company and Wells Fargo Bank N.A. as rights agent, thereby terminating the Rights Agreement based on its terms. The Company entered into the Rights Agreement on August 13, 2006, and, in connection therewith, the Board of Directors of the Company (the “Board”) declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of the Company’s common stock, par value $.001 per share (the “Common Stock”).  Each Right allowed its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (“Preferred Stock”), for $135.00, subject to adjustment under certain conditions, once the Rights became exercisable.

As a result of the vote of the Company’s stockholders not to approve the ratification and continuation of the Rights Agreement, the Rights will no longer be exercisable after March 22, 2007. In the period between February 20, 2007 and March 22, 2007, the Rights will not become exerciseable unless and until any of the following has occurred:

•

the date which is 10 days after the public announcement that a person or group has (subject to certain exceptions) become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of the outstanding Common Stock (or with respect to any person or group beneficially owning 15% or more of the outstanding Common Stock at the time of adoption of the Rights Agreement or at any time thereafter and prior to the first public announcement of the adoption of the Rights Agreement, by acquiring beneficial ownership of any additional shares of Common Stock after the first public announcement of the adoption of the Rights Agreement if after giving effect to such acquisition such person or group owns 15% or more of the outstanding Common Stock); or

•

the date which is 10 business days (or a later date determined by the Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

The Rights will not otherwise be exerciseable.

Item 3.03. Material Modification of Rights of Security Holders.

On January 18, 2007, the Board, subject to stockholder approval, approved amendments to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares (“Amendment”). At the Annual Meeting, a majority of the Company's stockholders approved this amendment. On February 20, 2007, the Company filed a Certificate of Amendment to the Restated Certificate of Incorporation with the Delaware Secretary of State. A copy of the Amendment is attached hereto as Exhibit 3.1.

The information set forth under item 1.02 “Termination of a Material Definitive Agreement” is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective on February 20, 2007, the Company filed the Amendment with the Delaware Secretary of State. See Item 3.03 of this Form 8-K for a description of the amended terms of the Restated Certificate of Incorporation. A copy of the Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Upon the expiration of the Rights Agreement and the Rights on March 22, 2007, as described in Item 1.02 above, the Company will file a Certificate of Elimination with the Secretary of State of the State of Delaware eliminating the Certificate of Designations with respect to the Company’s Series A Junior Participating Preferred Stock which was issuable, under certain circumstances, upon exercise of the Rights.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amendment to the Restated Certificate of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: February 23, 2007	By: /s/ Marcel Martin
Marcel Martin
Vice President, Finance and Chief Financial Officer